Exhibit 10.19
AMERISTAR CASINOS, INC.
RESTRICTED STOCK UNIT AGREEMENT
(Form 2009-11/11(Employees))

Name and Address of Award Holder:

Date of Grant:

No. of RSUs:

Vesting Schedule:	shares on

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Dear Ameristar Team Member:
This letter agreement (the “Agreement”) sets forth the terms and conditions applicable to the Restricted Stock Units (“RSUs”) which have been granted to you by Ameristar Casinos, Inc., a Nevada corporation (the “Company”), pursuant to its 2009 Stock Incentive Plan (the “Plan”). Your award is subject to the terms and conditions set forth in the Plan and this Agreement. Capitalized terms used in this Agreement and not defined shall have the respective meanings set forth in the Plan.

1.	Grant of RSUs
You have been granted the number of RSUs set forth under the heading “No. of RSUs” on the cover page of this Agreement. Each RSU represents the right to receive one share of the Company's common stock, par value $0.01 per share (the “Common Stock”) on the applicable settlement date for the RSU. You do not need to pay any purchase price to receive the RSUs granted to you by this Agreement.

2.	Vesting of RSUs
Except as otherwise set forth in this Section 2, your RSUs will vest in installments as set forth under the heading “Vesting Schedule” on the cover page of this Agreement, provided that you are an employee of or have another Relationship with the Company or one of its Related Companies on each such respective date.
As used herein, the term “Relationship” means that you are or have agreed to become an officer, director, employee, consultant, adviser or independent contractor of the Company or a Related Company.
If your Relationship terminates for any reason other than Retirement (as defined below), death or Permanent Disability (as defined below), any of your RSUs that have not vested prior to the termination of your Relationship will be forfeited.
If your Relationship terminates by reason of Retirement, your RSUs, if granted at least one (1) year prior to the date of Retirement, shall continue to vest as described above. For purposes of this Section 2, “Retirement” means the termination of your Relationship with the Company or a Related Company as an employee for any reason other than cause, death or Permanent Disability after you have (i) obtained at least 75 Points (as defined below), (ii) attained at least 60 years of age and (iii) completed at least five (5) full years of service with the Company or a Related Company, including service as a non-employee member of the Board of Directors of the Company or a Related Company. Your “Points” shall be equal the sum of your age (full years only) and full years of service with the Company or a Related Company, including service as a non-employee member of the Board of Directors of the Company or a Related Company.
As used herein, the term “cause” shall mean that the Relationship is terminated by the Company or a Related Company due to (i) your commission of a substantial violation, through intentional conduct or through a pattern of behavior not corrected within a reasonable period of time after written notice to you by the Company or such Related Company of such behavior (in either case, whether by action or omission), of your duties on behalf of the Company or a Related Company or the workplace policies or rules of the Company or a Related Company which conduct or behavior actually results in substantial harm to the Company or a Related Company or could reasonably be expected to put personnel of the Company or a Related Company in serious jeopardy of imminent harm to their safety, health or well-being or to cause substantial harm to the business of the Company or a Related Company or (ii) your commission of any act(s) or omission(s) constituting dishonesty, a felony or fraud or (iii) your failure to satisfy any requirements under applicable gaming laws or regulations for the continuance of your Relationship with the Company or such Related Company. Notwithstanding the foregoing sentence, in the event of any conflict between the definition of “cause” set forth above and the definition of “for cause” or “cause” in any employment agreement you may have with the Company or a Related Company, the definition and other provisions concerning the determination of “for cause” or “cause” in such employment agreement shall control. As used herein, whether a Relationship is or has been terminated for “cause” shall be finally determined by the Committee.
If you die at a time when you are in a Relationship, or if you cease to have a Relationship by reason of Permanent Disability, any portion of your RSUs that have not otherwise vested shall automatically accelerate so that all such RSUs shall immediately become vested. As used herein, the term “Permanent Disability” shall mean termination of your Relationship with the Company or any Related Company with the consent of the Company or such Related Company by reason of your permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code.

3.	Settlement of RSUs; Delivery of Shares
Your RSUs will be settled on, or within 30 days after, their vesting dates as set forth in Section 2 or 4. On the settlement date of an RSU, the Company will deliver to you one share of Common Stock for each of your RSUs being settled on such date. The Common Stock delivered upon the settlement of your RSUs will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture.

4.	Change in Control; Corporate Transaction
     In the event of a Change in Control, any portion of your RSUs that have not otherwise vested shall automatically accelerate to the extent permitted by Section 409A of the Internal Revenue Code and Treasury Regulations thereunder (“Section 409A”) so that all such RSUs shall, immediately upon the effective time of the Change in Control, become vested. In the event of a Corporate Transaction, any portion of your RSUs that have not otherwise vested shall automatically accelerate to the extent permitted by Section 409A so that all such RSUs shall, immediately prior to the effective time of the Corporate Transaction, become vested. Your RSUs that vest under this Section 4 will be settled on or within 30 days after the vesting date. In addition, upon the dissolution or liquidation of the Company or upon any reorganization, merger or consolidation as a result of which the Company is not the surviving corporation (or survives as a wholly owned subsidiary of another corporation), or upon a sale of substantially all the assets of the Company, the Committee may take such action as it in its discretion deems appropriate, to the extent permitted by Section 409A, to cash out your RSUs at or immediately prior to the date of such event (based on the fair market value of the Common Stock at the time).

5.	Income Tax Withholding
You must make arrangements satisfactory to the Company to satisfy any applicable federal, state or local tax withholding liability arising with respect to your RSUs at the time such liability arises. You can either make a cash payment to the Company of the required amount or you can elect to satisfy your withholding obligation by having the Company withhold from the shares of Common Stock deliverable upon settlement of your RSUs a number of shares of Common Stock (rounded to the nearest whole share) necessary to satisfy the minimum amount of your withholding obligation. If you fail to satisfy your withholding obligation in cash on or before the settlement date of your RSUs, the Company will withhold shares of Common Stock deliverable upon settlement of your RSUs toward satisfaction of your withholding obligation. In addition, to the extent permitted by applicable law, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

6.	Other Provisions of RSUs

(a)	Voting. You will have no voting rights or other rights as a stockholder with respect to your RSUs prior to the time shares of Common Stock are delivered to you in settlement of the award.

(b)	Dividends. You will not be entitled to receive dividends or dividend equivalents with respect to your RSUs prior to the time shares of Common Stock are delivered to you in settlement of the award.

(c)	Transfer Restrictions. You may not sell, transfer, assign or pledge your RSUs or any rights under this award. Any attempt to do so will be null and void.

(d)
Death. In the event of your death, any shares of Common Stock you are entitled to receive upon settlement of your RSUs will instead be delivered to your designated beneficiary or, if you have not designated a beneficiary, to the legal representative of your estate.

7.	Adjustments to Your Award in Certain Events
In the event of specified changes in the Company's capital structure, the Committee is required to make appropriate adjustment in the number and kind of shares authorized by the Plan and the number and kind of shares covered by outstanding awards. This Agreement will continue to apply to your RSUs as so adjusted.

8.	Regulatory Compliance
The Company is not required to deliver Common Stock (including upon the vesting of RSUs) if such delivery would violate any applicable law or regulation or stock exchange requirement. If required by any federal or state securities law or regulation, the Company may impose restrictions on your ability to transfer shares received upon settlement of your RSUs.

9.	Plan Terms
In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall govern. All determinations and interpretations of the Plan and this Agreement made by the Committee shall be conclusive and binding on the parties hereto and their successors and assigns.

10.	Method of Acceptance
By accepting the RSUs, you shall be deemed to have agreed to and accepted all the terms and conditions of this Agreement and the Plan, without the necessity of your signing this Agreement. You acknowledge and agree that the acceptance of the RSUs constitutes satisfaction in full of any and all pre-existing understandings or commitments between the Company and you relating to your right to acquire equity securities of the Company.
EXECUTED as of the Date of Grant.

AMERISTAR CASINOS, INC.
By: